Exhibit 10.2

SEPARATION AND RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is made as of June 6, 2007 by and between BIOMET, INC., an Indiana corporation (“Company”), and Charles E. Niemier (“Executive”).

WHEREAS, Executive has elected to retire from the Company and to resign all his positions with the Company effective as of June 18, 2007;

WHEREAS, the Company is currently negotiating a sale that would result in a Change in Control Event should the sale be consummated;

WHEREAS, the parties have agreed to resolve certain matters related to Executive’s retirement;

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, Company and Executive hereby agree as follows:

1. Retirement and Resignation. Effective as of June 18, 2007 (the “Separation Date”), Executive hereby retires from the Company and, as a consequence, voluntarily resigns his employment and all positions with the Company and all of its affiliates, including without limitation Executive’s position as Senior Vice President, Biomet, Inc., President EBI, L.P., Biomet Spine and Biomet Trauma; provided that Executive shall retain his position as a member of the Company’s Board of Directors (the “Board”).

2. Severance. The parties acknowledge and agree that Executive’s termination of employment constitutes a “Qualified Termination” under the Biomet, Inc. Executive Severance Plan (the “Severance Plan”). Commencing on the Effective Date (as defined below), Executive shall be entitled to receive the applicable payments and benefits specified in the Severance Plan until the occurrence of a Change in Control Event, at which point Executive shall no longer have any rights to benefits or payments thereunder; provided that in lieu of the provisions regarding options provided in 5.01(e) of the Severance Plan, the vesting of and exercisability of Executive’s options shall be covered exclusively by Section 3 of this Agreement; provided further that in lieu of the car allowance provided in 5.01(c) of the Severance Plan, executive shall be granted full ownership of the 2001 BMW 525i (VIN WBADT43421GX24535) currently provided by the Company; provided further that the pro-rated portion of the Participant’s target bonus payable pursuant to 5.01(d) shall be 100% of his target bonus established for fiscal year 2007 (50% of which Executive acknowledges he has previously received). Executive and the Company hereby agree that (i) the Change in Control Agreement dated as of September 20, 2006 by and between Executive and the Company (the “CIC Agreement”) will continue in effect for the six-month period following the Separation Date (the “Tail Period”); (ii) Executive’s termination of employment will be considered to be an Anticipatory Termination (as defined in Section 3.04(a) of the CIC Agreement) if a Change in

Control as defined in the CIC Agreement that also constitutes a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code) occurs during the Tail Period (a “Change in Control Event”); and (iii) Executive shall be entitled to the payments and benefits (as modified by this Agreement) applicable under the CIC Agreement in the event of an Anticipatory Termination if a Change in Control Event occurs upon the terms and conditions specified in the CIC Agreement (including, without limitation, execution, delivery and non-revocation of the release contemplated by the CIC Agreement). In the event of a Change in Control Event, the payments and benefits to which Executive is entitled under the CIC Agreement shall be modified as follows:

(a) Executive shall not be entitled to any payment or benefits pursuant to Section 3.01(a)(i), Section 3.01(c), Section 3.01(d), or Section 3.04(b)(E) of the CIC Agreement.

(b) The amount Executive is eligible to receive pursuant to Section 3.01(a)(ii) of the CIC Agreement shall be reduced by the payments Executive previously received pursuant to Section 5.01(a) and (c) of the Severance Plan.

(c) Executive’s Date of Termination (within the meaning of the CIC Agreement) shall be deemed to be the Separation Date.

(d) Executive shall be entitled to retain the computer, mobile phone, and mobile phone number currently provided to him by the company; provided that as of the Separation Date Company shall no longer reimburse Employee for any costs associated with the operation of such computer and mobile phone.

In the event a Change in Control Event does not occur during the Tail Period, Executive shall be paid on the date that is thirty days following the end of the Tail Period the benefits and payments described in Section 3.01(a)(ii) of the CIC Agreement, reduced by the payments Executive previously received pursuant to Section 5.01(a) and (c) of the Severance Plan. To the extent required by Code Section 409A(a)(2)(B)(i), any amounts that cannot be paid consistently with Section 409A of the Code during the six month period following Executive’s Separation Date shall be deferred and paid in a lump sum within 10 days of the end of such six-month period.

3. Treatment of Options. Executive acknowledges that the Company is conducting an investigation (the “Investigation”) to determine the extent to which compensatory options previously granted by the Company were granted with an exercise price lower than the fair market value of the Company’s common stock on the applicable date of grant. The Company and Executive hereby agree to the following with respect to options granted to him by the Company.

(a) Previously Exercised Options. Executive shall repay to the Company in accordance with this Section 3(a) the aggregate amount (the “Discount”) by which the exercise price of any or all compensatory options granted to Executive by the Company that Executive exercised prior to the date hereof was less than the fair market value of the Company’s common stock on the applicable date of grant of each such option. The Company shall determine the amount of the Discount in good faith and, absent manifest error, the Company’s determination shall be final, binding and conclusive. Executive shall pay the amount of the Discount to the Company promptly after, but in any event within thirty days after, receipt of a written notice from the Company setting out in reasonable detail the calculation of the Discount. Notwithstanding anything to the contrary in this Agreement, the maximum amount that Executive will pay pursuant to this Section 3(a) is $227,033. Without in any way limiting Executive’s obligation to repay the Discount directly, Executive hereby authorizes the Company to withhold the Discount from any and all amounts otherwise payable to Executive hereunder or otherwise in the event Executive fails within thirty days of receipt of the written notice specified above to pay the Discount.

(b) Vested Options. Executive agrees that, with respect to all unexercised options previously granted to Executive that are vested and exercisable on the date hereof (the “Vested Options”), the Company may, without any further need for Executive’s consent, increase the exercise price of such options to an amount the Company determines in good faith is equal to the fair market value of the Company’s common stock on the date such options were originally granted. Absent manifest error, the Company’s determination of the appropriate exercise price shall be final, binding and conclusive. Executive agrees to execute any document related to such adjustment reasonably requested by the Company. In the event Executive exercises any options described in this Section 3(b) prior to any adjustment contemplated hereby, such options shall be treated in accordance with Section 3(a). Vested Options shall otherwise be exercisable after the Separation Date in accordance with their terms, it being agreed that the Vested Options shall remain exercisable until the earlier of (i) the date such Accelerated Options would otherwise expire (in the absence of Executive’s retirement), (ii) the fifth anniversary of the Separation Date, or (iii) the date such options are cashed out in connection with a Change in Control Event.

(c) Unvested Options. Effective as of the Effective Date, the Company agrees to accelerate the vesting and exercisability of the options described on Exhibit A (the “Accelerated Options”), which Accelerated Options shall then remain exercisable after the Separation Date in accordance with their terms, it being agreed that the Accelerated Options shall remain exercisable until the earlier of (i) the date such Accelerated Options would otherwise expire (in the absence of Executive’s retirement), (ii) the fifth anniversary of the Separation Date, or (iii) the date such options are cashed out in connection with a Change in Control Event. Executive acknowledges and agrees that he will not be entitled to, and hereby waives and entitlement he might otherwise have to, accelerated vesting of any other options other than the Accelerated Options as a consequence of his retirement from the Company.

(d) If the Company agrees to accept liability for or otherwise reimburse all other present or former executive officers for adverse tax consequences resulting from the mispricing of stock options, the Company agrees to provide the same benefit to Executive.

4. Release of Claims.

(a) General Release. In consideration of the Company’s obligations hereunder and acceptance of Executive’s retirement and resignation, Executive, on behalf of himself and Executive’s heirs, successors, and assigns, hereby knowingly and voluntarily releases and forever discharges the Company and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, consultants, agents, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive executes this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002 or the California Fair Employment and Housing Act, the California Family Rights Act, or the California Labor Code section 1400 et seq., each as amended, and any other Federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment, or the termination of Executive’s employment, with the Company; provided, however, that this General Release shall not apply to or impair (i) claims for vested benefits pursuant to any other Company employee benefit plan, as defined in ERISA, in which Executive were a participant before the Separation Date; (ii) any rights to indemnification Executive may have under the charter, by-laws of the Company or applicable law; or (iii) any claims that may arise from any violation or breach of this Agreement (collectively, “Excluded Claims”). For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect exist in Executive’s favor against the Company or any of the Releasees and that this Agreement extinguishes those claims.

(b) No Claims. Executive represents and warrants that Executive has not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Agreement. Executive further represents and warrants that Executive has not assigned or transferred or attempted to assign or transfer, nor will Executive attempt to assign or transfer, to any person or entity not a party to this Agreement any of the Claims Executive is releasing in this Agreement. Furthermore, by signing this General Release of Claims, Executive represents and agrees that Executive will not be entitled to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the matters released hereby. The Executive understands and agrees that if he commences, continues, joins in, or in any other manner attempts to assert any lawsuit released herein against the Company, or otherwise violates the terms of the General Release, he shall be required to return all payments paid to him by the Company pursuant to this Agreement (together with interest thereon), and he agrees to reimburse the Company for all attorneys’ fees and expenses incurred by Company in defending against such a lawsuit, provided that the right to receive such payments is without prejudice to Company’s other rights hereunder, including any release of any and all Claims (other than the Excluded Claims) against the Company. The Executive understands and agrees that the Company’s payments to him and the signing of this Agreement do not in any way indicate that he has any viable Claims against the Company or that the Company admits any liability to him whatsoever.

(c) ADEA/OWBPA Waiver. Executive specifically releases and waives any right or claim against the company arising out of his employment or his resignation of employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”) and the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”) (such release and waiver referred to as the “Waiver”). Executive understands and agrees that (i) this Agreement is written in a manner that he understands; (ii) he does not release or waive rights or claims that may arise after he signs this Agreement; (iii) he waives rights and claims he may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which he is already entitled; (iv) Executive has been advised to consult with an attorney before signing this Agreement; (v) he has twenty-one (21) calendar days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If Executive signs before the end of the Offer Period, Executive acknowledges that his decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. Executive agrees that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (vi) Executive has seven (7) calendar days after signing this Agreement to revoke the waiver (the “Revocation Period”) and (vii) this Waiver shall not become effective or enforceable until the Revocation Period has expired. If Executive revokes the Waiver, Executive shall not be entitled to any benefits under the Severance Plan or CIC Agreement. To be effective, the revocation must be in writing and received by Jeffrey R. Binder, Chief Executive Officer, at the Company’s address set forth in Section 8. The “Effective Date” means the date as of which the Revocation Period expires without Executive having revoked the Waiver.

5. Continuing Indemnification. Subject to the terms and conditions of Section 6.3 of the Company’s Restated Articles of Incorporation and, to the extent relevant, the Company’s by-laws, in each case, as in effect on the date hereof, the Company will advance and pay reasonable expenses (including attorneys’ fees but not including judgments, penalties, fines, or settlements) incurred by Executive in connection with (a) proceedings arising out the Company’s historic grant of compensatory stock options; and (b) any other proceeding against or involving the Company in which Executive may be involved arising out of his position as a director, officer, or employee of the Company; provided that the Company’s obligation to advance and pay such expenses shall be subject to the terms of any undertaking signed by Executive prior to the date hereof (which, under certain circumstances, requires repayment of expenses paid or advanced) or, in the absence of such an undertaking, to the Company’s usual and customary practice with regard to its current and former employees in such matters. The Company will indemnify Executive against any judgment, penalty, fine or settlement related to any of the matters described in the preceding sentence on the terms and conditions provided in the Company’s Restated Articles of Incorporation and, to the extent relevant, by-laws, in each case, as in effect on the date hereof.

6. Ongoing Cooperation. As part of the consideration being provided to Executive under this Agreement, the Company expects Executive to make himself reasonably available to Company and/or its legal counsel and other designated representatives or agents, in connection with all investigations, audits, suits, claims or disputes regarding the Company or its affiliates. As a result, the Executive and Company agree to the following:

(a) Executive shall respond to the best of Executive’s ability to reasonable inquiries from Company concerning ongoing matters within Executive’s knowledge and/or former area of responsibility and to assist Company in transitioning those matters to other personnel.

(b) Executive shall fully cooperate with Company and/or its legal counsel and other designated representatives or agents in providing information in connection with threatened, pending or future investigations or litigation, including giving depositions and appearing for live interviews and proceedings.

7. Confidential Information and Non-Compete-Agreement. The Executive hereby agrees to be bound by the provisions of the Confidentiality and Non-Compete Agreement contained in Exhibit A of the CIC Agreement.

8. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to Executive:

Charles E. Niemier

1600 South Meadow Drive

Warsaw, IN 46580

with a copy to:

Mark Siurek, L.L.P.

3355 West Alabama

Suite 1010

Houston, TX 77098

If to Company:

Biomet, Inc.

56 E. Bell Drive

P.O. Box 587

Warsaw, Indiana 46581-0587

Attn: General Counsel

with a copy to:

Richard Porter, Esq.

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

9. Entire Agreement. This Agreement and the other agreements specifically referred to herein (a) contain the complete and entire understanding and agreement of Executive and Company with respect to the subject matter hereof; and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the subject matter hereof.

10. Modification or Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive. No course of dealing between the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Company or Executive of any such right or remedy shall preclude other or further exercises thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

11. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13. Executive’s Representations. Executive represents and warrants to Company that (i) his execution, delivery and performance of this Agreement does not and shall not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which he is a party or by which he is bound and (ii) he is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity that would prevent him from performing under this Agreement.

14. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

15. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for purposes of this Agreement) and such successor shall deliver a written affirmation of its obligations hereunder to Executive. This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, and legatees, but otherwise will not be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 15.

16. Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Indiana, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Indiana state or federal court sitting in Indianapolis, Indiana, and each party hereto hereby irrevocably accepts and consents to the exclusive personal jurisdiction of those courts for such purpose. In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which he or it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in any state or federal court sitting in the city of Indianapolis, Indiana and further irrevocably waives any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

17. Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

18. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

19. Survivorship. Any provision of this Agreement, that by its terms, is intended to continue to apply after any termination or expiration of the Agreement shall survive such termination or expiration and continue to apply in accordance with its terms.

* * * * *

IN WITNESS WHEREOF, Executive and Company have caused this Agreement to be duly executed and delivered on the date and year first above written.

BIOMET, INC.

By:
Its:

Charles E. Niemier